Exhibit 10.1

NORTHWEST NATURAL GAS COMPANY

DEFERRED COMPENSATION PLAN FOR DIRECTORS AND EXECUTIVES

EFFECTIVE JANUARY 1, 2005

NORTHWEST NATURAL GAS COMPANY

DEFERRED COMPENSATION PLAN FOR DIRECTORS AND EXECUTIVES

1. Purpose; Effective Date. The Board of Directors (the “Board”) of Northwest Natural Gas Company (the “Company”) adopts this Deferred Compensation Plan for Directors and Executives (the “Plan”) for the purpose of providing an unfunded nonqualified deferred compensation plan for directors and a select group of top management personnel. The Plan is effective as of January 1, 2005, although initial deferral elections under the Plan may be submitted at any time after November 30, 2004.

2. Eligibility. Persons eligible to defer compensation under the Plan shall consist of (a) all directors of the Company (“Directors”), and (b) a select group of management or highly compensated employees of the Company, which shall consist of all executive officers of the Company and such other employees of the Company as may be designated in writing by the Chief Executive Officer of the Company as eligible to defer compensation under the Plan for the applicable calendar year (“Executives”). Any person who is both a Director and an Executive at any time shall be considered an Executive, and not a Director, at such time. For all purposes of this Plan, a person who is an employee of a subsidiary of the Company shall be considered an employee of the Company.

3. Deferral Elections. A Director or Executive may elect to defer compensation under the Plan by submitting a “Participation Agreement” to the Company on a form specified by the Company no later than the applicable deferral deadline. The minimum annual aggregate deferral for all forms of compensation specified in a Participation Agreement shall be $2,000. Any Director or Executive who has submitted a Participation Agreement is hereafter referred to as a “Participant.” A Participation Agreement submitted by a Participant shall automatically continue from year to year and shall be irrevocable with respect to compensation once the deferral deadline for that compensation has passed, but the Participant may modify or terminate a Participation Agreement for compensation payable in any year by submitting a revised Participation Agreement or otherwise giving written notice to the Company at any time on or prior to the deferral deadline for that compensation.

(a) Elections by Directors.

(i) Fees. A Director may elect to defer receipt of all or any whole percentage of the annual retainer, meeting fees and any other cash fees payable for service as a director (“Fees”). The deferral deadline for an election to defer Fees for services performed in any calendar year shall be the last day of the prior calendar year.

(ii) NEDSCP Shares. A Director may elect to defer receipt of all or any whole percentage of the unvested shares (“NEDSCP Shares”) of common stock of the Company (“Common Stock”) awarded to the Director under the Company’s Non-Employee Directors Stock Compensation Plan (“NEDSCP”). The deferral deadline for an election to defer NEDSCP Shares scheduled to vest in any calendar year shall be the last day of the prior calendar year, except that the deferral deadline for an election to defer NEDSCP Shares scheduled to vest on January 1 in any calendar year shall be the last day of the second preceding calendar year. No deferral shall be allowed of NEDSCP Shares as to which a Director has made an election under Section 83(b) of the Internal Revenue Code.

(b) Elections by Executives.

(i) Salary. An Executive may elect to defer receipt of any whole percentage (up to a maximum of 50 percent) of the Executive’s base annual salary, specifically excluding other forms of compensation referred to below as well as commissions and any non-cash compensation (“Salary”). The deferral deadline for an election to defer Salary for services performed in any calendar year shall be the last day of the prior calendar year.

(ii) Bonus. An Executive may elect to defer receipt of all or any whole percentage of the Executive’s annual bonus payable under the Company’s Executive Annual Incentive Plan or other similar annual incentive plan (“Bonus”). Payments under the Key Goals program shall not be considered Bonus and shall not be eligible for deferral under the Plan. The deferral deadline for an election to defer Bonus earned with respect to the Executive’s or the Company’s performance in any calendar year shall be the last day of the prior calendar year. Notwithstanding the foregoing, the deferral deadline for an election to defer Bonus earned with respect to the Executive’s or the Company’s performance in 2004 shall be the last day of 2004; provided, however, that any deferral of 2004 Bonus under this sentence shall be void if the Internal Revenue Service does not issue regulations or other guidance pursuant to which such deferral shall not be considered to violate the deferral election timing rule of Section 409A(a)(4)(B)(i) of the Internal Revenue Code.

(iii) LTIP Compensation. An Executive may elect to defer receipt of all or any whole percentage of compensation payable to the Executive pursuant to an award under the Company’s Long Term Incentive Plan (“LTIP Compensation”). The deferral deadline for an election to defer any portion of an award of LTIP Compensation that becomes payable or vests based solely on continued service to the Company (“Time-Based Award”) shall be the last day of the calendar year prior to the commencement of the Vesting Period for such portion of the Time-Based Award. The “Vesting Period” for any portion of a Time-Based Award is the period during which services are performed to earn that portion of the award, and shall commence on the later of the grant date of the award or the day after the last date on which any prior portion of the same award became payable or vested. The deferral deadline for an election to defer LTIP Compensation that becomes payable or vests based on satisfaction of performance conditions over a performance period shall be the last day of the calendar year prior to the last year of the performance period.

(c) New Directors and Executives. A person who first becomes a Director or Executive during a calendar year may elect to defer any of the types of compensation referred to in paragraphs (a) and (b) above that is payable solely for services performed during the remainder of the calendar year after submission of the Participation Agreement, subject to all of the provisions of paragraphs (a) and (b), except that the deferral deadline for any such election shall be 30 days after the date the person becomes eligible under the Plan.

4. Matching Contributions for Executives. The Company shall credit a “Matching Contribution” to an Executive’s Cash Account (as defined below) each year based on the amount of Salary and Bonus deferred under the Plan by the Executive during that year; provided, however, that no Matching Contribution shall be made with respect to any Salary or Bonus deferred under the Plan at a time when the Executive is not a participant in the Company’s Retirement K Savings Plan. The amount of the Matching Contribution shall be equal to the excess of (a) the lesser of (i) sixty percent (60%) of the Executive’s Salary and Bonus deferred during the calendar year, or (ii) three and six-tenths percent (3.6%) of the Executive’s total Salary and Bonus during such calendar year, over (b) the amount the Company would have contributed for such calendar year as a matching contribution for the Executive under the Retirement K Savings Plan if the Executive had deferred into the Retirement K Savings Plan the maximum amount of compensation permitted under that plan and applicable tax law for the year. Matching Contributions shall be credited to the Executive’s Account no later than January 31 of the year immediately following the calendar year in which the Matching Contribution was earned.

5. FICA Withholding on Executives. Under current law, all compensation and Matching Contributions credited to an Executive’s Accounts will be treated as wages subject to FICA tax, and the Company will be required to withhold FICA tax from the Executive. The amount required to be withheld for FICA tax with respect to any amount of deferred compensation or related Matching Contribution shall be withheld from the non-deferred portion, if any, of the same compensation; provided, however, that if the non-deferred portion of the compensation is insufficient to cover the full required withholding, the Company shall withhold the remaining amount from other non-deferred compensation payable to the Executive unless the Executive otherwise pays such remaining amount to the Company.

6. Accounts.

(a) Accounts. The Company shall establish on its books one or two separate accounts (individually, an “Account” and collectively, the “Accounts”) for each Participant: a Company Stock Account, which shall be denominated in shares of Common Stock, including fractional shares, and a Cash Account, which shall be denominated in U.S. dollars.

(b) Allocation of Deferrals Among Accounts. The number of NEDSCP Shares deferred by a Director shall be credited to the Company Stock Account. Any LTIP Compensation payable in shares of Common Stock that is deferred by an Executive may be credited to the Company Stock Account or the Cash Account, as elected by the Executive. All other compensation deferred by a Participant shall be credited to the Cash Account. To the extent a choice is permitted, Participants may elect to have deferrals credited among Accounts in increments of one percent. This election shall be made in each Participant’s Participation Agreement, and may be modified by the Participant from time to time subject to such rules and conditions as may be approved by the Committee.

(c) Crediting of Deferrals. The credits for deferred Salary, Bonus and Fees shall be entered on the Company’s books of account at the time that such compensation would otherwise be paid. The credit for deferred NEDSCP Shares shall be entered on the Company’s books of account as soon as practicable after January 1 of the first year in which such deferral is irrevocable. The credit for deferred LTIP Compensation shall be entered on the Company’s books of account at the time that such compensation would otherwise be paid or vested.

(d) Transfers Among Accounts. Subject to such rules and conditions as may be approved by the Committee, Participants may elect to transfer amounts previously credited to the Cash Account to the Company Stock Account. No transfers may be made out of a Company Stock Account unless otherwise permitted under Section 6(i)(iv). The Committee may require that designated fees be deducted from amounts transferred to or from Company Stock Accounts.

(e) Valuation of Stock; Dividend Credits. Any dollar amount transferred or credited to a Company Stock Account shall be deemed to increase the number of shares of Common Stock recorded as the balance of that Account based on the closing market price of the Common Stock reported for the day of the transfer or credit or, if such day is not a trading day, the next trading day. The same closing market price shall be used to value any LTIP Compensation payable in shares of Common Stock that is deferred to the Cash Account. As of each date for payment of dividends on the Common Stock, each Company Stock Account shall be credited with the amount of dividends that would be paid on the number of shares recorded as the balance of that Account as of the record date for such dividend.

(f) Cash Account Interest. Interest shall be credited to the Cash Account of each Participant as of the last day of each calendar quarter. The rate of interest to be applied at the end of each calendar quarter shall be the quarterly equivalent of an annual yield that is two percentage points (2%) higher than the annual yield on Moody’s Average Corporate Bond Yield for the preceding quarter, as published by the Moody’s Investors Service, Inc. (or any successor thereto), or if such index is no longer published, a substantially similar index selected by the Board. At no time shall the interest rate be less than six percent (6%) annually. Interest shall be calculated for each calendar quarter based upon the average daily balance of the Participant’s Cash Account during the quarter.

(g) Forfeitures. If any NEDSCP Shares deferred by a Director under this Plan are forfeited under the terms of the NEDSCP, the Director’s Company Stock Account shall be reduced by the number of shares so forfeited.

(h) Statement of Account. At the end of each calendar quarter, a report shall be issued by the Company to each Participant setting forth the balances of the Participant’s Accounts under the Plan.

(i) Effect of Corporate Transaction on Company Stock Accounts. At the time of consummation of a Corporate Transaction (as defined below), if any, the amount credited to a Participant’s Company Stock Account shall be converted into a credit for cash or common stock of the acquiring company (“Acquiror Stock”) based on the consideration received by shareholders of the Company in the Corporate Transaction, as follows:

(i) Stock Transaction. If holders of Common Stock receive Acquiror Stock in the Corporate Transaction, then (1) the amount credited to each Participant’s Company Stock Account shall be converted into a credit for the number of shares of Acquiror Stock that the Participant would have received as a result of the Corporate Transaction if the Participant had actually held the Common Stock credited to his or her Company Stock Account immediately prior to the consummation of the Corporate Transaction, and (2) Company Stock Accounts will thereafter be denominated in shares of Acquiror Stock and ongoing deferrals of NEDSCP Shares, if any, shall continue to be made in accordance with outstanding deferral elections into the Company Stock Accounts as so denominated.

(ii) Cash or Other Property Transaction. If holders of Common Stock receive cash or other property in the Corporate Transaction, then the amount credited to a Participant’s Company Stock Account shall be transferred to the Participant’s Cash Account and converted into a cash credit for the amount of cash or the value of the property that the Participant would have received as a result of the Corporate Transaction if the Participant had actually held the Common Stock credited to his or her Company Stock Account immediately prior to the consummation of the Corporate Transaction.

(iii) Combination Transaction. If holders of Common Stock receive Acquiror Stock and cash or other property in the Corporate Transaction, then (1) the amount credited to each Participant’s Company Stock Account shall be converted in part into a credit for Acquiror Stock under Section 6(i)(i) and in part into a credit for cash under Section 6(i)(ii) in the same proportion as such consideration is received by shareholders, and (2) ongoing deferrals of NEDSCP Shares, if any, shall continue to be made in accordance with outstanding deferral elections into Company Stock Accounts in accordance with Section 6(i)(i).

(iv) Election Following Stock Transaction. For a period of 12 months following the consummation of any Corporate Transaction which results in Participants having Company Stock Accounts denominated in Acquiror Stock, each Participant shall have a one-time right to elect to transfer the entire amount in the Participant’s Company Stock Account into the Participant’s Cash Account. Such election shall be made by written notice to the Company and shall be effective on the date received by the Company. If such an election is made, the amount of cash to be credited to the Participant’s Cash Account shall be determined by multiplying the number of shares of Acquiror Stock in the Participant’s Company Stock Account by the closing market price of the Acquiror Stock reported for the effective date of the election or, if such day is not a trading day, the next trading day.

(v) For purposes of this Plan, a “Corporate Transaction” shall mean any of the following:

(1) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) pursuant to which shares of Common Stock would be converted into cash, securities or other property;

(2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

(3) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

7. Payment of Benefits.

(a) Plan Benefits. The Company shall pay Plan benefits to each Participant equal to the Participant’s Accounts. Each Participation Agreement shall include an election by the Participant as to the term of benefit payments with respect to amounts deferred under the Participation Agreement, and Participation Agreements from Executives shall also include an election as to the commencement of benefit payments. Except as otherwise provided in this Section 7, such elections shall be irrevocable with respect to compensation once the deferral deadline for that compensation has passed. Participants may make different payment elections with respect to subsequent deferrals of compensation, but no Participant may at any time have compensation deferred under the Plan payable under more than three different payment elections.

(b) Commencement of Payments. Payment of benefits to Executives from their Accounts shall commence in the later of (i) January of the year following termination of employment with the Company, or (ii) the seventh month following the month of termination of employment with the Company; provided, however, that Executives may elect in their Participation Agreements to have benefits from their Accounts commence in January of a year specified by the Executive if such year is earlier than the year following termination of employment. Benefits for Directors shall commence in January of the year following the year in which service as a Director of the Company ceases.

(c) Term of Payments. Participants may elect in their Participation Agreements to have benefits from their Accounts paid in (i) annual installments over 5, 10 or 15 years, (ii) a single lump sum payment, or (iii) a combination of a partial lump sum payment (expressed as a percentage) and the remainder in installments over 5, 10 or 15 years.

(d) Form of Payments. Benefits payable to a Participant from a Company Stock Account shall be paid as a distribution of Common Stock plus cash for fractional shares. Benefits payable to a Participant from a Cash Account shall be paid in cash.

(e) Payment Timing and Valuation. All lump sum payments or installment payments due under the Plan in any year shall be paid on a date in January determined by the Company, except that if Section 7(b) requires benefits to commence in a month other than January, the initial payment shall be paid on a date in that month determined by the Company. All payments shall be based on Account balances as of the close of business on the last trading day of the immediately preceding month. Each partial lump sum payment and installment payment to a Participant shall be paid in the same proportion from each of the Accounts of the Participant subject to the applicable payment election. The amount of each installment payment from each Account shall be determined by dividing the Account balance by the number of remaining installments, including the current installment to be paid.

(f) Modification of Payment Elections.

(i) An Executive who has elected to have any benefit commence in a specified year prior to termination of employment as permitted in Section 7(b) may elect (after such election has otherwise become irrevocable) to specify a later year for commencement of such benefit, provided (1) such election is made in writing delivered to the Company no later than the last day of the second year preceding the previously specified year, and (2) the later year so specified is at least 5 years later than the previously specified year.

(ii) After a Participant’s election under Section 7(c) regarding the term of any benefit payments has otherwise become irrevocable, the Participant may elect to change such term of payments, provided (1) no such change may increase the percentage of benefits to be paid in a full or partial lump sum payment or shorten the installment period, and (2) no such change shall be effective to delay any payment unless the change election is made in writing delivered to the Company no later than the last day of the second year preceding the year in which the payment otherwise would be made.

(g) Unforeseeable Emergency. Notwithstanding the foregoing provisions of this Section 7, an accelerated payment from a Participant’s Accounts may be made to the Participant in the sole discretion of the Committee based upon a finding that the Participant has suffered an Unforeseeable Emergency. For this purpose, “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Unforeseeable Emergency shall be determined by the Committee on the basis of information supplied by the Participant in accordance with uniform guidelines promulgated from time to time by the Committee. The amount of any accelerated payment under this Section 7(g) shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Unforeseeable Emergency, after taking into account insurance and other potential sources of funds to meet such needs, plus the amount reasonably necessary to cover income and withholding taxes on the accelerated payment. Any such accelerated payment shall be paid as promptly as practicable following approval by the Committee and shall be paid pro-rata from the Participant’s Accounts based on the account balances as of the close of business on the day prior to the payment date.

(h) Designation of Beneficiaries; Death.

(i) Each Participant shall have the right, at any time, to designate any person or persons as the Participant’s beneficiary or beneficiaries (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of the Participant’s death prior to complete distribution of the benefits due under the Plan. If greater than fifty percent (50%) of the benefit is designated to a beneficiary other than the Participant’s spouse, such beneficiary designation shall be consented to by the Participant’s spouse. Each beneficiary designation shall be in written form prescribed by the Company and will be effective only if filed with the Company during the Participant’s lifetime. Such designation may be changed by the Participant at any time without the consent of a beneficiary, subject to the spousal consent requirement above. If no designated beneficiary survives the Participant, the balance of the Participant’s benefits shall be paid to the Participant’s surviving spouse or, if no spouse survives, to the Participant’s estate.

(ii) Upon the death of a Participant, any benefits payable to a surviving spouse as beneficiary shall be paid in accordance with the payment elections for such benefits that would have applied if the Participant had not died, and any benefits payable to any other beneficiary (including a secondary beneficiary following the death of a surviving spouse) shall be paid in a single lump sum payment in January of the year following death.

(i) Payment to Guardian. If a benefit under the Plan is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person responsible for the care and custody of such minor, incompetent or person. The Committee may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.

(j) Withholding; Payroll Taxes. The Company shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law.

8. Supplemental Retirement Benefit. Any Executive who elects to defer compensation under this Plan and who also satisfies the eligibility requirements for payment of any benefit under the Company’s Retirement Plan for Non-Bargaining Unit Employees (the “Retirement Plan”) shall qualify for further payment by the Company of supplemental retirement benefits payable as an annuity under this Plan, as provided below:

(a) Amount. The amount payable by the Company each month during the time an annuity benefit is payable to the Executive or Executive’s beneficiaries under the Retirement Plan shall be:

(i) The amount that would be payable at such time under the Retirement Plan determined under Section 8(c) by treating all accrued benefits under the Retirement Plan as being payable only in the annuity form and by treating all Salary and Bonus deferred by the Executive under this Plan and under the Company’s former Executive Deferred Compensation Plan (the “Prior Plan”) as though it had been “paid” to or “received” by Executive in the year when the deferral was made, provided that all such deferred amounts shall be subject to the other applicable definitions and rules of the Retirement Plan relating to benefit determination; plus

(ii) The reduction, if any, in the amount of the “primary Social Security Benefit” which will actually be payable to the Executive, provided that such reduction results from the fact that compensation deferred under this Plan causes the primary Social Security Benefit payable to the Executive to be reduced and that such reduction is not otherwise payable under Section 8(a)(i) above or under the Prior Plan; minus

(iii) The sum of (1) the amount actually payable at such time under the Retirement Plan as determined under Section 8(c) by treating all accrued benefits under the Retirement Plan as being payable only in the annuity form, and (2) the monthly amount payable under the comparable benefit set forth in Section 5.7 of the Prior Plan.

(b) Form and Duration. The form of supplemental retirement benefit payable by the Company shall be the same annuity form, and shall be paid by the Company for the same duration, as the annuity benefit actually payable under the Retirement Plan. Such annuity benefit forms include (subject to any change in the Retirement Plan at the time payment begins) a standard life annuity (no survivorship benefit); a half (50%) or full (100%) joint and survivor annuity to the Executive and surviving spouse with or without a “pop-up” if the spouse dies before the Executive; a ten (10) year certain annuity which can provide death benefits to any surviving designated beneficiary; and a full (100%) joint and survivor benefit for the spouse of a vested married Executive who dies before retirement; and payees include the Executive and, if the operative form provides for payment after the Executive’s death, the Executive’s surviving spouse or other surviving designated Beneficiary(ies) or estate.

(c) Retirement Plan Lump Sum Election Ignored. Notwithstanding any election by an Executive to receive a portion of Executive’s Retirement Plan benefit as a lump sum, the amount of the supplemental retirement benefit as determined under Section 8(a) and the form and duration of the supplemental retirement benefit as determined under Section 8(b) shall be calculated and determined as if Executive were to receive Executive’s entire Retirement Plan accrued benefit in the same annuity form that applies to the annuity portion of Executive’s Retirement Plan benefit.

(d) Six-Month Minimum Delay. Notwithstanding the foregoing, no supplemental retirement benefit payments under this Section 8 shall be paid to any Executive until the seventh month following the month of the Executive’s termination of employment with the Company. Any payments that would have been paid if not for this Section 8(d) shall be accumulated and paid in full in the seventh month following the month of the Executive’s termination of employment with the Company.

9. Administration.

(a) Committee Duties. This Plan shall be administered by the Organization and Executive Compensation Committee of the Board (the “Committee”). The Committee shall have responsibility for the general administration of the Plan and for carrying out its intent and provisions. The Committee shall interpret the Plan and have such powers and duties as may be necessary to discharge its responsibilities. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

(b) Tax Law Compliance. The Committee shall have the authority to cancel any Participation Agreement in whole or in part, and immediately distribute any compensation deferred under such Participation Agreement, if the Committee determines that deferral of compensation in accordance with such Participation Agreement will or may cause the Plan to be operated in violation of Section 409A of the Internal Revenue Code.

(c) Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10. Claims Procedure.

(a) Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

(b) Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(i) The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(ii) A description of any additional material or information required and an explanation of why it is necessary; and

(iii) An explanation of the Plan’s claim review procedure.

(c) Review of Claim. Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(d) Final Decision. The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

11. Amendment and Termination of the Plan.

(a) Amendment. The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall without the consent of each affected Participant (i) decrease or restrict the amount credited to any Account maintained under the Plan as of the date of amendment, or (ii) accelerate or decelerate the payment of benefits with respect to amounts credited to any Account as of the date of the amendment.

(b) Termination. The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company.

(i) Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Participation Agreements and terminating deferrals under all existing Participation Agreements. In the event of such a partial termination, the Plan shall continue to operate and be effective with regard to all compensation deferred prior to the effective date of such partial termination.

(ii) Complete Termination. The Board may completely terminate the Plan. In that event, on the effective date of the complete termination, the Plan shall cease to operate and the Company shall determine the balance of each Participant’s Accounts as of the close of business on such effective date. The Company shall pay out such Account balances to the Participants in a single lump sum payment as soon as practicable after such effective date.

12. Miscellaneous.

(a) Unsecured General Creditor. The Accounts shall be established solely for the purpose of measuring the amounts owed to a Participants or beneficiaries under the Plan. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in any mutual funds, other investment products or the proceeds therefrom owned or which may be acquired by the Company. Except as may be provided in Section 12(b), such mutual funds, other investment products or other assets of the Company shall not be held under any trust for the benefit of the Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future, and the rights of Participants and beneficiaries shall be no greater than those of unsecured general creditors of the Company.

(b) Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. The Company shall establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits, but the Company shall have no obligation to contribute to such trusts except as specifically provided in the applicable trust documents. Such trust or trusts shall be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

(c) Non-assignability. Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(d) Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, and the Participants (and their beneficiaries) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.

(e) Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Oregon, except as preempted by federal law.

(f) Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.

(g) Notice. Any notice or filing required or permitted to be given to the the Company or the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

(h) Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

The foregoing Plan was approved by the Board of Directors of Northwest Natural Gas Company on November 17, 2004.

NORTHWEST NATURAL GAS COMPANY

By:	/s/ Mark S. Dodson

Attest:	/s/ C.J. Rue, Secretary